PROSPECTUS SUPPLEMENT                      FILED PURSUANT TO RULE NO.  424(b)(3)
 (To Prospectus dated January 29, 2002)              REGISTRATION NO.  333-37980









                        1,000,000,000 Depositary Receipts
                         Market 2000+ HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated January 29, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Market 2000+ HOLDRS (SM) Trust.

         The share amounts specified in the table on pages 10 and 11 of the base prospectus shall be replaced with the following:

                                                        Share         Primary
         Name of Company                   Ticker      Amounts    Trading Market
---------------------------------          ------     ---------   --------------
Agere Systems Inc. Class A(1)               AGR.A       .043117         NYSE
Agere Systems Inc. Class B(1)               AGR.B      1.058252         NYSE
AOL Time Wamer Inc.                          AOL           6            NYSE
American International Group, Inc.           AIG           2            NYSE
Astrazeneca p.l.c. *                         AZN           4            NYSE
AT&T Corp.                                    T            6            NYSE
AT&T Wireless Services, Inc.                 AWE        1.9308          NYSE
AVAYA Inc.                                    AV         .3333          NYSE
BellSouth Corporation                        BLS           5            NYSE
BP p.l.c. *                                   BP           3            NYSE
Bristol-Myers Squibb Company                 BMY           3            NYSE
BT Group p.l.c.                              BTY           2            NYSE
Cisco Systems, Inc.                          CSCO          3           NASDAQ
Citigroup Inc.                                C            3            NYSE
The Coca-Cola Company                         KO           3            NYSE
Dell Computer Corporation                    DELL          5           NASDAQ
Deutsche Telekom AG *                         DT           5            NYSE
Eli Lilly and Company                        LLY           2            NYSE
EMC Corporation                              EMC           2            NYSE
Exxon Mobil Corporation                      XOM           4            NYSE
France Telecom *                             FTE           2            NYSE
General Electric Company                      GE           3            NYSE
GlaxoSmithKline p.1.c.                       GSK           3            NYSE
Hewlett-Packard Company                      HPQ           4            NYSE
Home Depot, Inc.                              HD           4            NYSE
Intel Corporation                            INTC          2           NASDAQ
International Business Machines Corporation  IBM           2            NYSE
JDS Uniphase Corporation                     JDSU          2           NASDAQ
Johnson & Johnson                            JNJ           4            NYSE
LM Ericsson Telephone Company *             ERICY          9           NASDAQ
Lucent Technologies Inc.                      LU           4            NYSE
McDATA Corporation)                         MCDTA       0.07361        NASDAQ
MCI Group                                    MCIT         0.2          NASDAQ
Merck & Co., Inc.                            MRK           3            NYSE
Microsoft Corporation                        MSFT          3           NASDAQ
mmO2 p.l.c.                                  OOM           2            NYSE
Morgan Stanley Dean Witter & Co.             MWD           2            NYSE

                                                   (continued on following page)

                                                         Share        Primary
                   Name of Company             Ticker   Amounts   Trading Market
--------------------------------------------   ------  --------   --------------
Nippon Telegraph and Telephone Corporation *    NTT         3          NYSE
Nokia Corp. *                                   NOK         4          NYSE
Nortel Networks Corporation                      NT         2          NYSE
Novartis AG *                                   NVS         5          NYSE
Oracle Corporation                              ORCL        4         NASDAQ
Pfizer Inc.                                     PFE         4          NYSE
Qwest Communications International Inc.          Q          4          NYSE
Royal Dutch Petroleum Company  *                 RD         3          NYSE
SBC Communications Inc.                         SBC         4          NYSE
Sony Corporation *                              SNE         2          NYSE
Sun Microsystems, Inc.                          SUNW        4         NASDAQ
Syngenta AG                                     SYT      1.03860       NYSE
Texas Instruments Incorporated                  TXN         3          NYSE
Total Fina Elf S.A. *                           TOT         2          NYSE
Toyota Motor Corporation *                       TM         2          NYSE
Verizon Communications                           VZ         4          NYSE
Viacom Inc.-CI B                               VIA.B        3          NYSE
Vodafone Airtouch p.l.c. *                      VOD         5          NYSE
Wal-Mart Stores Inc.                            WMT         4          NYSE
WorldCom, Group                                 WCOM        5         NASDAQ
Zimmer Holdings, Inc.                           ZMH        0.3         NYSE

---------------------------------------


     * The securities of this non-U.S. company trade in the United States as American depositary receipts.

     (1) As a result of the spin-off of Agere Systems Inc. (Class A Common Stock) and Agere Systems Inc. (Class B Common Stock) from Lucent Technologies Inc., Agere Systems Inc. (Class A Common Stock) and Agere Systems Inc. (Class B Common Stock) will be included in Market 2000+ HOLDRS. Effective June 6, 2002, 0.043117 shares of Agere Systems Inc. (Class A Common Stock) and 1.058252 shares of Agere Systems Inc. (Class B Common Stock) are included in each round-lot of 100 Market 2000+ HOLDRS.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2002.